EXHIBIT 10.3

February 24, 2003

CONFIDENTIAL

Mr. Bradford S. Cooley 905 N Harbour Dr #26 Portland, OR 97217

Re:	Separation Agreement

Dear Brad:

        This letter (the “Agreement”) sets forth the terms of your agreement with Electro Scientific Industries, Inc. (“ESI”) concerning your employment, separation from employment and resignation as an officer. Under this Agreement, if you choose to accept it, you would receive severance compensation at the rate set out below; and you would agree to the terms described below which include a general release of claims.

1.	Resignation

By executing this Agreement, you resign your position as Vice President-Chief Technology Officer and as an officer of ESI or any affiliated company of ESI effective February 18, 2003.

2.	Severance Pay

        ESI hereby agrees that ESI will pay your base salary of $235,000 at regular company pay periods subject to any applicable taxes, contributions, or withholdings, until August 31, 2003. Pursuant to our discussions ESI will also continue the payroll deductions in connection with your loan against your 401(k) account. However, effective February 18, 2003 you are no longer eligible to make 401(k) contributions. Your employment will continue through August 31, 2003 (the “Separation Date”) with you performing consulting services to ESI as required from time to time. Notwithstanding the designation of this term of employment, your employment with ESI will be on an “at will” basis with both you and ESI retaining the right to terminate the employment relationship at any time and for any reason, without liability on the part of ESI for the termination except that ESI’s obligation to pay the salary and benefits identified herein may not be terminated and except as otherwise expressly provided in this Agreement.

3.	Benefits

3.1	Health and Dental Benefits

        Until the Separation Date, you will continue to be entitled to medical and dental benefits to the same extent provided under the terms and conditions of ESI’s benefit plans. As you may know, pursuant to COBRA, a federal law, you may, if eligible, continue your group health benefits for a period of eighteen (18) months from the Separation Date at your sole expense. You will receive additional information explaining rates and your options under COBRA in separate correspondence.

3.2	Other Qualified and Non-Qualified Plans and Programs

        Except for health and dental benefits described above, effective upon your execution of this Agreement, you will cease participation in all benefit plans and programs of ESI, including, but not limited to, vacation and sick leave programs and all you stock programs. You acknowledge that on February 18, 2003 your received compensation from ESI for all service rendered by you throught hat date and for for all accrued, unused or otherwise unpaid vacation.

3.3	Stock Options and Grants

        Your rights under ESI’s Stock Incentive Plans with respect to stock options and stock grants shall be as stated in the plan documents or related agreements. For purposes of stock option vesting and exercise your termination date will be February 18, 2003. Please refer to the stock option agreements and stock option plans previously provided to you for details on your right to exercise currently vested stock options.

3.3	Deferred Compensation

You will receive all amounts owed to you under ESI’s Deferred Compensation Plan (subject to applicable taxes and withholding) in accordance with the terms of the plan documents.

3.4	Outplacement Services

        ESI will provide certain outplacement services to you at its expense in an aggregate amount not to exceed $15,000. You will receive more information on the outplacement services available to you in separate correspondence.

3.5	No Other Benefits

        You will not receive any other you benefits except those specified herein. You acknowledge that you have no vested retirement benefits under any retirement plan or agreement based on your service to ESI. You agree to waive the right to participate in any Company you benefit plan and to receive other fringe benefits or separation benefits from ESI.

4.	Responsibilities.

4.1	Consultation

From the date hereof through the Separation Date, you will be available to meet and consult, as reasonably requested, with the President and CEO and board of directors regarding the affairs of ESI.

4.2	Litigation Defense

Mr. Gary Kapral
June 11, 2003
Page – 13

        In the event ESI requests assistance, you agree to assist for a period through the Separation Date in defense of ongoing or future litigation or claims about which you have knowledge, at ESI’s expense for out of pocket costs.

4.3	No Other Services.

        Except as specified in paragraphs 4.1 and 4.2 above, you will no longer perform services for ESI and, except as provided above, you will not take actions on ESI’s behalf or interfere in any way with the operations of ESI. It is acknowledged and understood that you will not actively participate in the day-to-day operations of ESI. Accordingly, ESI will not continue to afford you office space.

5.	Return of Property.

        Except as provided in the penultimate sentence in this paragraph 5, on or before the date you sign this Agreement with ESI, you will return all property belonging to ESI, including, but not limited to, all documents, business machines, computers, computer hardware and software programs, computer data, telephones (cellular, mobile or otherwise), pagers, keys, card keys, credit cards and other Company-owned property. ESI agrees that you may retain your laptop computer. You hereby certify that you have removed all confidential information as defined at paragraph 8.1 from the laptop computer as of the date of this Agreement. ESI will maintain your email address with ESI and your voicemail on ESI’s system for your convenience until the Separation Date.

6.	Release of Claims

        In consideration for these separation benefits you agree to fully release ESI and its subsidiaries, related corporations, affiliates and joint ventures, partnerships, predecessor and successor organizations and all current and former partners, members, joint venturers, officers, directors, employees, agents, insurers, shareholders, representatives and assigns from any and all liability, damages or causes of action, direct or indirect, known or unknown including, without limitation, all claims relating in any way to your employment with ESI or the termination of that employment. This release includes, but is not limited to, any claims for additional compensation, benefits or wages in any form, damages, reemployment or reinstatement. This release also includes, but is not limited to, all claims for relief or remedy under any state or federal laws, including ERISA, 29 USC § 1001 et seq., Title VII of the Civil Rights Act of 1964, 42 USC § 2000e as amended, the Post Civil War Civil Rights Acts, 42 USC §§ 1981-88, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Older Workers’ Benefit Protection Act, the Federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Fair Labor Standards Act, Executive Order 11246, and all other laws and contract, tort or other common or statutory law theories and all labor, employment or wage laws of Oregon or any other state.

Mr. Gary Kapral June 11, 2003 Page – 14

7.	Voluntary Release

        You acknowledge that you have read the Agreement and understand that you are releasing legal rights, including those identified in the release of claims set forth above. You also acknowledge that, as consideration for executing this Agreement, including the release of claims, you are receiving additional benefits and compensation to which you would not otherwise be entitled. You are advised that you may choose to seek review and advice regarding this Agreement from an attorney.

8.	Confidentiality and Non-Competition

8.1	Preservation and Non-Use of Confidential Information

You agree not to discuss this Agreement except with your financial, tax, and legal advisors and with members of your family, and not to discuss Confidential Information obtained during your employment with ESI. For purposes of this Agreement, “Confidential Information” means any and all confidential or proprietary information concerning ESI or its affiliates, joint venturers or other related entities, the disclosure of which could disadvantage ESI or which derives value from the fact that it is not publicly known. Confidential Information includes trades secrets as defined under the Uniform Trades Secrets Act.

        You agree not to use Confidential Information, during the term of this Agreement or after its termination, for any personal or business purpose, either for your own benefit or that of any other person, corporation, government or other entity.

        You also agree that you will not disclose or disseminate any Confidential Information, directly or indirectly, at any time during the term of this Agreement or after its termination, to any person, agency, or court unless compelled to do so pursuant to legal process (e.g., a summons or subpoena) or otherwise required by law and then only after providing ESI with prior notice and a copy of the legal process.

8.2	Non-Competition

        You agree that you will not for a period through February 18, 2004 directly or indirectly, accept employment or enter into any business relationship of any sort whatsoever (including, but not limited to, as a consultant, vendor, partner, officer or director, but excluding passive stock investments) with any customer or competitor of ESI or any entity with which ESI has done business or with whom you know ESI intends to do business within the twelve (12) months following the Separation Date. You specifically acknowledge and agree that the terms of this provision are reasonable in every respect and, in particular, because of the competitive and specialized nature of ESI’s business, that it is reasonable not to include any geographic limitation in this provision.

Mr. Gary Kapral June 11, 2003 Page – 15

9.	Dispute Resolution

        This Agreement shall be construed in accordance with and governed by the statutes and common law of the state of Oregon. Any disputes arising in connection with the terms or enforcement of this Agreement shall be resolved by confidential mediation or binding arbitration in accordance with the procedures of the American Arbitration Association or other procedures agreed upon by you and ESI. The costs of mediation and arbitration shall be borne equally by you and ESI.

10.	Acknowledgement

        You acknowledge that this Agreement contains the entire agreement and understanding between you and ESI and supersedes and replaces all prior negotiations and agreements concerning the subjects of this Agreement. You acknowledge that (a) you have read the Agreement and understand the effect of your release and that you are releasing legal rights; (b) you have had adequate time to consider this Agreement (as set out below); (c) as consideration for executing this Agreement, you have received additional benefits and compensation of value to which you would not otherwise be entitled; and (d) you have been, and hereby are, advised in writing to review this Agreement with legal counsel of your choice.

11.	Time for Consideration of Offer and Agreement

        You acknowledge that ESI provided you this Agreement on February 24, 2003 and that this offer provided you with a period of twenty-one (21) days from the date of receipt for your consideration of the offer (the “consideration period”). In the event you have not executed this Agreement by the expiration of the offer period on March 17, 2003, the offer shall expire. You may execute this Agreement at any time during this consideration period. This Agreement shall be effective on the date it is signed.

Sincerely, ELECTRO SCIENTIFIC INDUSTRIES, INC. By: /s/ JOHN E. ISSELMANN, JR. —————————————— John E. Isselmann, Jr. General Counsel

        I have read and understand the foregoing Agreement and, by signing below, I voluntarily enter into this Agreement and understand that I am waiving and releasing legal claims that I may have against ESI.

Accepted February 27, 2003

Bradford S. Cooley

/s/ BRADFORD S. COOLEY
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Signature